Exhibit 99.1

Press Release
March 16, 2016	7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2016 Guidance and

Announces First Quarter Cash Dividend

FORT WAYNE, INDIANA, March 16, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2016 earnings guidance in the range of $0.22 to $0.26 per diluted share, compared to prior year first quarter earnings of $0.13 per diluted share and sequential fourth quarter 2015 adjusted earnings of $0.09 per diluted share, which excludes non-cash goodwill and asset impairment charges.  Including these charges the company reported a fourth quarter 2015 net loss of $1.04 per diluted share.

First quarter 2016 profitability from the company’s steel operations is expected to be higher in comparison to the sequential fourth quarter 2015 results, based on improved shipments.  The most significant increase in volume is anticipated in the company’s flat roll products, as customer inventories are now better aligned with consumption and import volumes have trended lower in comparison to 2015 levels. First quarter 2016 overall average realized steel product pricing is expected to decrease, more than offsetting the savings derived from lower ferrous scrap costs.  The heavy equipment, agricultural and energy markets stay challenged, while the automotive sector remains strong and the construction market continues to improve.

Sustained strong demand for the company’s fabricated steel joist and deck products in what is typically a seasonally lower demand timeframe is an indicator that the non-residential construction market is continuing a positive growth trend. First quarter 2016 fabrication shipments are expected to slightly improve from sequential fourth quarter 2015 levels.  However, average quarterly product pricing is expected to be lower, resulting in relatively consistent anticipated profitability, as compared to the sequential fourth quarter results.

Metals recycling financial results are expected to be improved for the first quarter 2016.  Ferrous shipments are expected to increase, as domestic steel mill production utilization has improved and metal spread expansion is anticipated based on higher ferrous scrap selling values.

Dividends

The company’s board of directors has increased the cash dividend for the first quarter 2016 to $0.14 per common share. The dividend is payable to shareholders of record at the close of business on March 31, 2016, and is payable on or about April 8, 2016.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.6 billion in 2015, approximately 7,500 employees, and manufacturing facilities primarily located throughout the United States (including six electric-arc-furnace steel mills, ten steel coating lines, an iron production facility, approximately 75 metals recycling locations and eight steel fabrication plants).

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500